Exhibit 99.1

NEWS RELEASE

For additional information contact:

Justine Koenigsberg (investors)

Concert Pharmaceuticals, Inc.

(781) 674-5284

ir@concertpharma.com

Kathryn Morris (media)

The Yates Network

(845) 635-9828

FOR IMMEDIATE RELEASE

Concert Pharmaceuticals Reports First Quarter 2014 Financial Results

Conference Call Scheduled Today at 8:30 a.m. EDT

Lexington, MA (May 14, 2014) — Concert Pharmaceuticals, Inc. (NASDAQ: CNCE) today reported financial results for the first quarter of 2014.

“We believe that Concert is well positioned to build our business as we continue to make excellent progress in advancing our pipeline. We expect to have up to five proprietary and partnered product candidates in clinical development by the end of 2014, including at least two product candidates in Phase 2 clinical trials,” said Roger Tung, Ph.D., President and Chief Executive Officer of Concert Pharmaceuticals. “We are encouraged by our ongoing Phase 2 trial of CTP-499 to slow the progression of diabetic kidney disease. We believe our efficacy, safety and biomarker data, which suggest a novel anti-fibrotic mechanism, position us well for a mid-year meeting with FDA to discuss the future clinical development of CTP-499.”

First Quarter 2014 Financial Results

Cash, cash equivalents and investments as of March 31, 2014, totaled $108.0 million as compared to $32.7 million as of December 31, 2013. In the first quarter of 2014, Concert announced the closing of its initial public offering, raising net proceeds of $83.1 million including the exercise of the underwriters’ overallotment option on March 3, 2014. Based upon Concert’s current operating budget, the Company expects that its cash, cash equivalents and investments as of March 31, 2014 will be sufficient to fund operations into 2016.

Revenue was $1.6 million for the quarter ended March 31, 2014, compared to $5.9 million for the corresponding quarter in 2013. Revenue recognized in the first quarter of 2014 relates primarily to services performed by Concert under its strategic collaborations. In the first quarter of 2013, Concert recognized $3.7 million of license and research and development revenue under its collaboration with Jazz Pharmaceuticals and $2.0 million in milestone revenue from Avanir Pharmaceuticals, based on positive data from a Phase 1 clinical trial of AVP-786, a potential treatment for neurologic and psychiatric disorders.

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First Quarter 2014 Financial Results, Page 2

Research and development expenses were $5.6 million for the quarter ended March 31, 2014, compared to $5.0 million for the same period in 2013. The increase in research and development expenses was primarily related to expenses associated with the development of CTP-354, a novel, potentially first-in-class, non-sedating treatment for spasticity.

General and administrative expenses were $2.5 million for the quarter ended March 31, 2014, compared to $2.0 million for the same period in 2013. The increase in general and administrative expenses was primarily related to compensation expenses as well as expenses associated with operating as a public company.

For the quarter ended March 31, 2014, net loss was $7.0 million, or $0.76 per share, compared with a net loss of $1.8 million, or $1.46 per share, for the quarter ended March 31, 2013.

Conference Call and Webcast

The company will host a conference call and webcast today at 8:30 a.m. EDT to provide an update on the company and discuss first quarter financial results. To access the conference call, please dial (855) 354-1855 (U.S. and Canada) or (484) 365-2865 (International) five minutes prior to the start time.

A live webcast of Concert’s presentation may be accessed in the Investors & Media section of the company’s website at www.concertpharma.com. Please log on to the Concert website approximately 15 minutes prior to the scheduled webcast to ensure adequate time for any software downloads that may be required. A replay of the webcast will be available on Concert’s website for three months.

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First Quarter 2014 Financial Results, Page 3

Concert Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Quarter Ended March 31,
	2014	2013

Revenue:
License and research and development revenue	$1,613	$3,873
Milestone revenue	—	2,000

Total revenue	1,613	5,873
Operating expenses:
Research and development	5,594	5,039
General and administrative	2,538	1,964

Total operating expenses	8,132	7,003

Loss from operations	(6,519)	(1,130)
Interest and other expense, net	(431)	(649)

Net loss	$(6,950)	$(1,779)

Accretion on redeemable convertible preferred stock	(55)	(98)

Net loss applicable to common stockholders	$(7,005)	$(1,877)

Net loss per share applicable to common stockholders—basic and diluted	$(0.76)	$(1.46)

Weighted-average number of common shares used in net loss per share applicable to common stockholders—basic and diluted	9,188	1,290

Concert Pharmaceuticals, Inc.

Summary Balance Sheet Data

(in thousands)

	March 31, 2014	December 31, 2013
Cash and cash equivalents	$39,651	$9,638
Investments, available for sale	68,379	23,039
Working capital	93,758	18,128
Total assets	113,625	39,773
Deferred revenue	18,691	19,631
Loan payable, net of discount	13,024	14,919
Redeemable convertible preferred stock	—	112,244
Total stockholders’ equity (deficit)	$77,197	$(112,104)

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First Quarter 2014 Financial Results, Page 4

About Concert

Concert Pharmaceuticals is a clinical stage biopharmaceutical company focused on applying its DCE Platform® (deuterated chemical entity platform) to create novel small molecule drugs. This approach starts with approved drugs, advanced clinical candidates or previously studied compounds that have the potential to be improved with deuterium substitution to enhance clinical safety, tolerability and efficacy. The company is developing a broad pipeline targeting CNS disorders, renal disease, inflammation and cancer.

Cautionary Note on Forward Looking Statements

Any statements in this press release about our future expectations, plans and prospects, including statements about our expectations for clinical development of our therapeutic candidates, the sufficiency of our cash, cash equivalents and investments to fund our operations and other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation of future clinical trials, whether preliminary results from a clinical trial will be predictive of the final results of that trial or whether results of early clinical trials will be indicative of the results of later clinical trials, expectations for regulatory approvals, availability of funding sufficient for our foreseeable and unforeseeable operating expenses and capital expenditure requirements and other factors discussed in the “Risk Factors” section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2014 and in other filings that we make with the Securities and Exchange Commission. In addition, any forward-looking statements included in this press release represent our views only as of the date of this release and should not be relied upon as representing our views as of any subsequent date. We specifically disclaim any obligation to update any forward-looking statements included in this press release.

Concert Pharmaceuticals Inc., the CoNCERT Pharmaceuticals Inc. logo and DCE Platform are registered trademarks of Concert Pharmaceuticals, Inc.

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